CONTACT:
Angus C. Morrison
Sr. VP & Chief Financial Officer
(770) 822-4295

FOR IMMEDIATE RELEASE
May 8, 2003

NATIONAL VISION ANNOUNCES RECEIPT OF
LETTER FROM TRUSTEE UNDER INDENTURE AND
ANTICIPATED TIMEFRAME FOR FILING OF FORM 10-K

LAWRENCEVILLE, Georgia - National Vision, Inc. (Amex:  NVI) today announced that it had received a letter from the trustee under the Company's indenture governing its 12% senior secured notes due 2009 alleging that the Company is in default.  The letter, which states that it is given on behalf of note holders who in the aggregate constitute at least 25% of the outstanding principal amount of the notes, alleges that the default arises out of the Company's failure to timely file its Form 10-K for fiscal 2002.  The letter also provides that the Company may, pursuant to the indenture, cure the alleged default by filing the Form 10-K within 30 days after the Company receives the notice.  The notice states that the trustee of these note holders may accelerate all amounts due under the indenture if the alleged default is not timely cured.

The Company had previously announced that it would re-audit and restate results for fiscal 2001 in connection with the presentation of a deferred income tax asset and liability and that, as a result, the Company would delay the filing of its Form 10-K for fiscal 2002.

The Company does not expect the adjustments to affect its cash position or its operating income or earnings before interest, taxes, depreciation, and amortization (EBITDA) in any prior or future period, or to affect any previously calculated mandatory redemption amount related to its senior notes.

The Company has no reason to believe that there will be any need to adjust any items in the 2001 financial statements to be presented in the 2002 Form 10-K other than the deferred income tax accounts and the related disclosure.  There can, however, be no assurance that the re-audit will not lead to additional adjustments in the 2001 or the 2002 financial statements and associated disclosures.

The Company stated that it does not believe that the failure to file the Form 10-K constitutes a default under the indenture but that it is nevertheless working intensively to file the Form 10-K as soon as reasonably possible and believes this will occur before the expiration of the 30-day cure period.

L. Reade Fahs, President and Chief Executive Officer, stated that, "We are actively working to complete and file our Form 10-K and are extremely optimistic that we will file the Form 10-K within the cure period."

National Vision, Inc. is a national retail optical chain, currently operating 496 vision centers.  Of the Company's current vision centers, 381 are in domestic Wal*Mart stores, 37 are in Wal*Mart de Mexico stores, 55 are located in Fred Meyer stores, and 23 are in military bases throughout the United States.

The general public can access the Company's web site at www.nationalvision.com for further information.  Additionally, the general public can access all of the Company's public documents filed with the Securities and Exchange Commission ("SEC") via their web site at www.sec.gov.  The Company's common stock and senior notes are listed on the American Stock Exchange.  The common stock of the Company trades under the symbol "NVI" and the senior notes trade under the symbol "NVI.A".

This release includes statements concerning the Company's plans, beliefs and expectations for future periods.  These “forward-looking statements” may be identified by the use of words such as “intends,” “contemplates,” “believes,” “anticipates,” “expects,” “should,” “could,” “would” and words of similar import.  These forward-looking statements involve known and unknown risks and uncertainties that could cause actual results to differ materially from the expectations expressed or implied in such statements.  With respect to such forward-looking statements and others that may be made by, or on behalf of, the Company, the factors described as "Risk Factors" in the Company's Reports previously filed with the SEC, could materially affect the Company's actual results.

These risks and uncertainties include, among others, that the Company could be forced to seek protection under the bankruptcy laws if the Company does not timely file the Form 10-K and the trustee or the note holders accelerated amounts due under the indenture, impaired relationships with the Company’s vendors or customers as a result of the Company’s recent emergence from bankruptcy, the Company’s high leverage and its potential inability to repay its debt, an adverse change in the Company’s relationship with Wal*Mart, changes in economic conditions (including an increase in interest rates), financial markets or customer demand, the level of competition in the retail eyecare industry, federal and state regulation of the healthcare and insurance industries (particularly in California), the Company's financial condition and other risks and uncertainties set forth in the Company's filings with the Securities and Exchange Commission.

All forward-looking statements included in this release are based upon management's present expectations and the information available at this time. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or other factors.